Shareholder Letter Fourth Quarter 2016 February 08, 2017 Exhibit 99.2

Zendesk Sharehoder Letter Q4 2016 - 2 Introduction One year ago, we set an ambitious long-term growth target: to become a $1 billion revenue company in 2020. We’re proud of the progress we’ve made toward that goal. Our results in the 2016 fiscal year and our plans for 2017 move us closer to achieving that ambition. We ended 2016 with $312 million in revenue, and we project 2017 revenue to be in the range of $415-$425 million. Our performance keeps us on track to continue to deliver year-over-year GAAP and non-GAAP operating margin improvement as well as have positive net cash from operating activities and be free cash flow positive for the full year of 2017, consistent with what we outlined a year ago. 2016 Revenue $312 million 2017 Guidance $415-425 million in revenue, which represents growth of 33-36% Continuation of year-over-year GAAP and non-GAAP operating margin improvement Positive net cash from operating activities Free cash flow positive for the full year Mikkel Svane CEO Elena Gomez CFO Marc Cabi Strategy & IR

Zendesk Sharehoder Letter Q4 2016 - 3 2016 Review Reaching our $1 billion goal requires us to think more boldly and more broadly about our business and the products we build. Above all else, we must expand beyond our success in our core customer service business to more broadly address the entire customer relationship. We want to help organizations of all sizes not only support their customers but also build better, long-term relationships with them. We view 2016 as a critical year in that transition as we elevated our brand, became a multi-product company, and further grew our reach in mid-size and enterprise businesses. It was a year of rapid change and momentum for us. Throughout its history, the Zendesk brand was synonymous with our customer service product and was perhaps best known for the smiling, headset-wearing monk figure—known as the Mentor—that symbolized our beautifully simple approach to software. Today, our brand is dynamic and sophisticated, represented by a series of “Relationshapes” that both identify individual products and come together in a “Z” to form our new corporate identity. Our launch of the new Zendesk in the fourth quarter of 2016 was named as one of the best rebrands of the year by Fast Company. We entered 2016 as a primarily single-product company with a couple of acquired products being integrated into our core. Today, we have a full-fledged family of products under the Zendesk umbrella and a growing set of shared services that is intended to make them all work seamlessly together. Zendesk Support, Chat, and Talk are widely available, while Zendesk Message, Explore, and Connect are in early access programs and are being prepared for general availability in 2017.

Zendesk Sharehoder Letter Q4 2016 - 4 A year ago, we began to see momentum in our ability to land and expand with larger organizations—both by scaling alongside smaller, high-growth companies and by landing small opportunities inside large organizations and expanding the business over time. Today, that momentum continues, and we’ve built a go-to-market organization primed to grow our land-and-expand strategy across all customer categories. One indicator of our growth within larger organizations is the percentage of monthly recurring Support revenue generated by our customers with more than 100 Support agents. In the fourth quarter of 2016, that number was 34%, up from 32% a year ago. None of our achievements last year would have been possible without the support of our customers and employees. We ended 2016 with more than 94,000 paid customer accounts, which now includes accounts across all of our revenue-generating products. Meanwhile, we ended the year with more than 1,600 employees worldwide—a nearly 30% increase as compared to the end of 2015. We were able to attract top talent during a period of rapid growth by building a culture and workplace that our employees believe in. We were honored this January to be recognized among the top 10 best places to work in the small- and mid-size technology company category in Fortune magazine, based on employees surveyed by Great Place to Work. Help Center “Copenhangen” Advanced Voice Automatic Answers Channel Framework 80K Zendesk Message Satisfaction Prediction 70K Premium Live Chat 60K Facebook Messenger Analytics Analyst Day Text Microsoft Teams Rebrand 90K 1600 Google Play New Products Gartner MQ Leader Office 365 Pathfinder Gartner MQ Visionary 1200 Forrester Wave Zendesk Neighbor Foundation India Office Opening Jan 2015 Jan 2016 Jan 2017 Key accomplishments Employee Count Paid customer accounts Timeline not to scale

Zendesk Sharehoder Letter Q4 2016 - 5 2017 Priorities We’ve come a long way in a year, and we’re proud of the foundation we’ve created with our new brand, new product family, and growing opportunities with larger organizations. As we look ahead to 2017, we are committed to our mission of building better customer relationships. We believe customer relationships have never been more important. Brands today are being defined first and foremost by the customer experiences they deliver, rather than through the mass marketing of yesterday. This shift has transformed how organizations and customers engage with each other. It requires organizations to focus on greater responsiveness, transparency, and empowerment in their customer relationships and to seek technology to help them improve those relationships. As a result, business software must change dramatically to address changing customer expectations and to build successful long-term customer relation- ships. Historically, business software has been built for organizations at the expense of their customers and designed around departments rather than the single, seamless experience that customers demand today. We believe that modern business software must be designed starting with the customer experience and built for relationships first. We design our products to foster the proactivity, cohesiveness, and contextual awareness that allow for the development of deeper customer relationships. PLACEHOLDER FOR GRAPHIC

Zendesk Sharehoder Letter Q4 2016 - 6 For 2017, we are redoubling our efforts to improve customer relationships for organizations of all sizes by focusing on key growth drivers for our business. Building out an expansive and cohesive product family Continuing to expand our family of products to serve other aspects of the customer relationship is an important part of our growth. We will continue to build and release new products in 2017, as well as broaden the shared services that underpin them so our products both work well together and offer organizations a unified view of their customers. A major focus for 2017 is expanding the adoption of multiple products among our customer base. Enabling customer innovation Our customers are transforming their relationships with their customers through innovations in the customer experiences they deliver. Our products and developer platform are powering that innovation and providing the scalability and flexibility needed for companies at any stage of their growth and maturity. We have invested in a highly extendable developer platform to drive further innovation through our technology. Our powerful and open APIs, substantial library of ready-to-deploy integrations, and Embeddables continue to empower our customers to develop new and innovative ways to transform the customer experience. Expanding our markets We built Zendesk on the premise that our products should be easy to discover, deploy, and purchase so that any organization—from startup to large enterprise—can realize its value. That principle of democratizing software has developed into a highly efficient business model represented by short sales cycles, significant expansion within customer accounts, and organic growth through promotion by our customers. Over the years we have built a compelling brand and leadership position among both small-to-medium sized organizations and larger enterprises for which our ease of use, quick return on investment, and flexible pricing are important differentiators. Ultimately, we believe that more and more of the enterprise software market will be served by this type of democratized approach. We work with a growing number of forward-thinking enterprises looking to more broadly transform their customer experiences across a broad range of potential use cases. In 2017, we intend to focus on building out our core transactional sales and marketing strategies while capitalizing on these significant opportunities within larger organizations as the market increas- ingly embraces this democratized model.

Fourth quarter 2016 progress

We finished 2016 on solid footing with greatly improved execution across both sales and marketing in the fourth quarter compared to the previous quarter. For the fourth quarter of 2016, we achieved revenue of $88.6 million, with annual growth of 41%. For the full year 2016, we achieved revenue of $312.0 million, which represents 49% growth as compared to the prior year. We remain committed to demonstrating ongoing leverage in our business model, represented by operating margin improvement. During 2016, we delivered on our goal by achieving both GAAP and non-GAAP operating margin improvement, and by closing out the year with a solid fourth quarter that generated both strong net cash from operating activities and free cash flow.

Our sales and marketing realignment activities, which began in July 2016, began reaping rewards for us in the fourth quarter. We moved beyond the disruption we saw late in the third quarter of 2016 and saw strong operational performance during the fourth quarter. We closed more deals in the quarter than expected, and we believe our realignment has created a strong foundation for our sales teams to execute in 2017.

Fourth quarter and full fiscal year 2016 financial summary
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,	
GAAP Results	**2016**	**2015**	**2016**	**2015**
Revenue	$ 88,623	$ 62,646	$ 311,999	$ 208,768
Gross profit	63,041	42,954	218,099	141,584
Gross margin	*71.1%*	*68.6%*	*69.9%*	*67.8%*
Operating loss	$ (25,130)	$ (24,393)	$ (104,326)	$ (82,985)
Operating margin	*-28.4%*	*-38.9%*	*-33.4%*	*-39.7%*
Net loss	$ (24,548)	$ (24,478)	$ (103,799)	$ (84,052)
Net loss per share	(0.26)	(0.27)	(1.11)	(0.99)
Non-GAAP Results				
Non-GAAP gross profit	$ 66,273	$ 45,534	$ 230,710	$ 149,255
Non-GAAP gross margin	*74.8%*	*72.7%*	*73.9%*	*71.5%*
Non-GAAP operating loss	$ (4,394)	$ (6,593)	$ (21,076)	$ (24,679)
Non-GAAP operating margin	*-5.0%*	*-10.5%*	*-6.8%*	*-11.8%*
Non-GAAP net loss	$ (3,812)	$ (6,678)	$ (20,549)	$ (25,746)
Non-GAAP net loss per share	(0.04)	(0.07)	(0.22)	(0.30)

Zendesk Sharehoder Letter Q4 2016 - 7

Zendesk Sharehoder Letter Q4 2016 - 8 • Text, the new SMS feature of Zendesk Talk, became generally available in the fourth quarter after a successful early access program, and hundreds of customer service teams are now using Text to support their customers via SMS from within Zendesk Support. • Use of Talk was strong in the fourth quarter. We reached a new milestone over the holiday season in 2016 during which we had weeks where Talk was handling more than 1 million calls per week. • In November, we announced an integration of Zendesk Support and Microsoft Teams—the new chat-based workspace in Office 365— allowing teams to collaborate to solve customer inquiries more quickly and share customer feedback. • The Apps Marketplace continues to grow in popularity. In the fourth quarter, Zendesk and our partners added almost 40 new apps to the marketplace, bringing the total number to 555 at the end of the year. Among the new additions is a YouTube channel integration—built on our Channel Framework announced in the third quarter—which allows customers to pull channel and video comments into Zendesk tickets. • Our customers using Zendesk Help Center set new records in 2016, creating almost 1.3 million articles for their end customers, with nearly 1.7 billion article views last year. • Looking at Embeddables momentum, mobile chat adoption in particular continues to grow at an impressive rate. In January 2017 our Chat mobile SDK served more than seven times as many chats as it did in January 2016, reflecting worldwide trends of increasing mobile Internet usage and chat popularity. • More than 30% of our Support customer base is now using the Web Widget on a monthly basis, and in the fourth quarter, we surpassed 1,000 monthly active customers using the Support mobile SDK. From a product perspective, we had many new exciting developments in the fourth quarter following our rebrand and announcement of Zendesk Explore and Connect in October.

Zendesk Sharehoder Letter Q4 2016 - 9 We finished the year with increased momentum in cross-selling additional products to our existing customer base. Heading into 2017, our evolution into a multi-product company is well underway, and we expect multi-product adoption to continue growing as we release more products throughout the year. We are working with many key custom- ers in early access programs (EAPs) for Zendesk Explore, Connect, and Message, all of whom are providing us with valuable feedback that is helping to refine our product development. The EAP for Explore is generating broad interest, and we are continuing to work with our EAP customers to fully develop our offering before making it generally available. We’re making great strides with our existing EAP participants, gaining a deeper understanding of where they place value and ensuring that the product can scale and serve our large customer base. We intend to continue growing the number of customers on our Explore EAP and to expand our inputs from customers. While we are extending the EAP program, we continue to target general availability in 2017. The EAP for Connect has also generated high interest from our customers. Connect will initially provide new segmentation and customer activity history for our Support customers and provide tools to upsell through proactive customer service campaigns via email and through in-product messaging on the web or natively on mobile. We expect Connect to be generally available in the summer of 2017. Additionally, we continue to see good customer traction with the EAP for Message, which we also expect to be generally available in the summer of 2017, with plans to first offer integration with Facebook and Twitter—and eventually Line and WeChat.

Zendesk Sharehoder Letter Q4 2016 - 10 Customers Our customers’ success was highlighted by Forrester Consulting in December, when the firm published The Total Economic Impact™ of Zendesk. The Zendesk-commissioned study— based on Forrester’s interviews with five custom- ers and subsequent financial analysis—examined the potential return on investment (ROI) that organizations may realize by using Zendesk to improve customer interactions. The study pointed to average benefits of more than $3.1 million versus costs of $0.7 million and an ROI of 365% over three years. 2016 was also an exciting year for customer wins and expansions, as we continued to build great relationships with forward-thinking brands. These companies are using us in many different and innovative ways and are constantly challenging us to think differently, improve our products, and make our technology better. A few of the many brands that recently joined us or continued expanding with us include the companies on this page. Clover Health A health insurance provider for seniors Cook Children’s Health Care System A Texas-based, not-for-profit pediatric health care organization Credit Karma A free credit score, reports, and insights company DreamHost A web hosting provider and domain name registrar GO-JEK An Indonesian transportation, delivery, logistics, and payments company Ola An Indian online transportation network company Rakuten A Japanese electronic commerce and Internet company Selfit A Brazilian chain of fitness centers Slack A popular work communication channel Squarespace An all-in-one platform for building and hosting custom websites Stripe A software platform powering payments for online businesses and marketplaces around the world, including our own Apps Marketplace

Zendesk Sharehoder Letter Q4 2016 - 11 Growing our customer base During the second half of 2016, we successfully improved the rate of growth and predictability of our low-touch, high-velocity business. The full-featured trial of our products is a key component of our success, and the low-touch nature of this category yields favorable customer acquisition costs. Our sales-driven approach to larger opportunities in the mid-market and enterprise segment continues to expand and evolve. Our family of products resonates with a broad set of customers, and we work with a growing number of forward-thinking enterprises looking to transform their customer experience across a wide range of potential use cases. The fact that it’s easy to trial and purchase our products allows large enterprises to realize their value and grow with us more efficiently. We intend to focus on building out our enterprise sales and marketing strategies within larger organizations as they—like their more agile small-company counterparts—increasingly seek software that is easy to deploy and use, offers flexible pricing, and provides a quick ROI. As a proxy of our continued success within these larger opportunities, we measure our number of contracts signed with an annual value of $50,000 or greater. In the fourth quarter, we closed 19% more of these contracts versus a year ago. We saw a decrease in the average size of these transactions as compared to the same period last year, which is impacted by the anniversary of some outsized wins in the fourth quarter of 2015. However, we saw more than a 60% quarter-over-quarter increase in the average contract value when compared to the third quarter of 2016. Another metric we use to gauge our penetration within larger organizations is represented by the percentage of monthly recurring Support revenue generated by customers with more than 100 Support agents, which—as we mentioned earlier—was 34% in the fourth quarter versus 32% in the same period a year ago and 33% in the third quarter of 2016. We expect this metric to continue to expand gradually over time. And finally, we measure our ability to both retain our customers and expand with them using our dollar-based net expansion rate. In the fourth quarter, our dollar-based net expansion rate was 115%, as compared to 123% in the same period last year, and 114% in the third quarter of 2016. This result is in line with our expectations, and we still expect our dollar-based net expan- sion rate to range between 110-120% over the next several quarters. % of total quarter-ending Support MRR from paid customer accounts with 100+ Support agents

Zendesk Sharehoder Letter Q4 2016 - 12 Corporate Social Responsibility In 2016, Zendesk contributed a combined $1.6 million to the Zendesk Neighbor Foundation and organizations that it supports pursuant to its Community Benefit Agreement with the City and County of San Francisco. This allowed the Zendesk Neighbor Foundation to greatly expand a few of its more strategic partnerships, including its work with St. Anthony’s, Second Harvest Food Bank, Hands On Manila, and Spark, among others. Employees also volunteered over 6,000 hours around the globe with charities officially supported by Zendesk, an increase from 3,500 hours in 2015. In 2016, Zendesk vowed to more deeply inte- grate corporate social responsibility (CSR) into every employee’s experience. We expanded volunteering via our new hire program globally and increased the number of events offered to connect employees with local businesses and community partners. We also grew participation in Pride parades to include three additional offices as part of the company’s ongoing diversity and inclusion efforts. The Zendesk Neighbor Foundation also worked to strengthen its support of diversity and inclusion efforts, partnering with two new workforce development programs in Melbourne and São Paulo aimed at training and placing underrepre- sented populations into the local workforce. Zendesk’s global CSR team started sharing research and data on how a CSR-driven culture can impact a company’s customer relationships and help deliver better customer service via talks at Relate Live conferences and publication of several blog posts as well as sales and recruiting-focused newsletters. Finally, in bringing our developers closer to understanding and addressing community needs, Zendesk launched a track for socially conscious startups within our Zendesk Loves Startups program, while the Foundation launched Link- Dane in Madison, Wisconsin—our fifth instance of the Link-SF styled portal. In the first quarter of 2017, the Zendesk Neighbor Foundation will form deeper and more strategic partnerships with nonprofits near Zendesk’s offices in Manila, Singapore, and Montpellier. In Manila, the Zendesk Neighbor Foundation will break ground on a day care center in Ususan, Taguig City, which will be fully funded by a Zendesk Neighbor Foundation grant and constructed with the help of Zendesk employees.

Zendesk Sharehoder Letter Q4 2016 - 13 Financial measures and cash flows We are proud of the financial progress we have made in 2016. While demon- strating solid revenue growth, as indicated earlier, we continued to scale our business by delivering year-over-year operating margin improvement. In both the fourth quarter and full year 2016, we achieved GAAP and non-GAAP operating margin expansion based on continued improvements across all of our cost categories. We continue to focus on delivering high revenue growth and achieving further scale. Fourth quarter results GAAP gross margin increased to 71.1% in the fourth quarter of 2016 compared to 70.4% in the third quarter of 2016. GAAP gross margin in the fourth quarter of 2015 was 68.6%. Non-GAAP gross margin increased to 74.8% in the fourth quarter of 2016 compared to 74.4% in the third quarter of 2016. Non-GAAP gross margin in the fourth quarter of 2015 was 72.7%. GAAP operating loss for the fourth quarter of 2016 was $25.1 million compared to GAAP operating loss for the third quarter of 2016 of $26.2 million. GAAP operating loss for the fourth quarter of 2015 was $24.4 million. Non-GAAP operating loss for the fourth quarter of 2016 was $4.4 million, compared to non-GAAP operating loss for the third quarter of 2016 of $4.3 million. Non-GAAP operating loss for the fourth quarter of 2015 was $6.6 million. GAAP operating margin improvement is attributed to improvements in gross margin, and overall productivity gains in our operations. GAAP operating margin for the fourth quarter of 2016 improved to -28.4% from -32.5% in the third quarter of 2016. GAAP operating margin was -38.9% in the fourth quarter of 2015. Non-GAAP operating margin improved to -5.0% in the fourth quarter of 2016 from -5.3% in the third quarter of 2016. Non-GAAP operating margin was -10.5% in the fourth quarter of 2015. GAAP net loss for the fourth quarter of 2016 was $24.5 million or $0.26 per share compared to GAAP net loss of $25.8 million or $0.27 per share for the third quarter of 2016. GAAP net loss was $24.5 million or $0.27 per share for the fourth quarter of 2015. Non-GAAP net loss for the fourth quarter of 2016 was $3.8 million or $0.04 per share compared to non-GAAP net loss of $3.9 million or $0.04 per share for the third quarter of 2016. Non-GAAP net loss was $6.7 million or $0.07 per share for the fourth quarter of 2015. Weighted average shares used to compute both GAAP and non-GAAP net loss per share for the fourth quarter of 2016 was 95.8 million. Non-GAAP results for the fourth quarter of 2016 exclude $19.8 million in share-based compensation and related expenses (including $1.8 million of employer tax related to employee stock transactions and $0.6 million of amortized share-based compensation capitalized in internal-use software), and $0.9 million of amortization of purchased intangibles. Non-GAAP results for the third quarter of 2016 exclude $21.0 million in share-based compensation and related expenses (including $0.6 million of employer tax related to employee stock transactions and $0.4 million of amortized share- based compensation capitalized in internal-use software), and $1.0 million of amortization of purchased intangibles. Non-GAAP results for the fourth quarter of 2015 exclude $16.2 million in share-based compensation and related expenses (including $0.3 million of employer tax related to employee stock transactions and $0.3 million of amortized share-based compensation capitalized in internal-use software), $0.7 million of acquisition related costs, and $0.9 million of amortization of purchased intangibles. During the fourth quarter of 2016, net cash from operating activities was $20.5 million, and we achieved positive free cash flow of $10.4 million. We ended the fourth quarter of 2016 with $93.7 million of cash and equivalents, and we had an additional $131.2 million of short-term marketable securities and $75.2 million in long-term marketable securities.

Zendesk Sharehoder Letter Q4 2016 - 14 Full year 2016 results GAAP gross margin increased to 69.9% in 2016 compared to 67.8% in 2015. Non-GAAP gross margin increased to 73.9% in 2016 compared to 71.5% in 2015. GAAP operating loss for 2016 was $104.3 million compared to GAAP operating loss for 2015 of $83.0 million. Non-GAAP operating loss for 2016 was $21.1 million, compared to non-GAAP operating loss for 2015 of $24.7 million. GAAP operating margin in 2016 improved to -33.4% from -39.7% in 2015. Non-GAAP operating margin improved to -6.8% in 2016 from -11.8% in 2015. GAAP net loss in 2016 was $103.8 million or $1.11 per share compared to GAAP net loss of $84.1 million or $0.99 per share for 2015. Non-GAAP net loss in 2016 was $20.5 million or $0.22 per share compared to non-GAAP net loss of $25.7 million or $0.30 per share in 2015. Weighted average shares used to compute both GAAP and non-GAAP net loss per share for 2016 was 93.2 million. Non-GAAP results for 2016 exclude $79.5 million in share-based compen- sation and related expenses (including $3.9 million of employer tax related to employee stock transactions and $1.8 million of amortized share-based compensation capitalized in internal-use software), and $3.8 million of amortization of purchased intangibles. Non-GAAP results for 2015 exclude $55.1 million in share-based compensation and related expenses (including $1.5 million of employer tax related to employee stock transactions and $1.1 million of amortized share-based compensation capitalized in internal-use software), $1.0 million of acquisition related costs, and $2.2 million of amortization of purchased intangibles. For the full year 2016, net cash from operating activities was $24.5 million, and we approached free cash flow breakeven at -$2.4 million.

Zendesk Sharehoder Letter Q4 2016 - 15 Guidance For the first quarter of 2017, we expect revenue to range between $91.0 and $93.0 million and we expect our GAAP operating loss to range between $28.0 and $29.0 million. We expect our non-GAAP operating loss for the first quarter of 2017 to range between $6.0 and $7.0 million. Our GAAP operating loss for the first quarter of 2017 is estimated to include share-based compen- sation and related expenses of approximately $21.1 million, and amortization of purchased intangibles of approximately $0.9 million. For the full year of 2017, we expect revenue to range between $415.0 and $425.0 million, representing growth between 33% and 36% year-over- year. We expect our GAAP operating loss for the full year of 2017 to range between $109.0 and $113.0 million, and we expect our non-GAAP operating loss to range between $16.0 and $20.0 million. Our GAAP operating loss for the full year of 2017 is estimated to include share-based compensation and related expenses of approximately $89.8 million, and amortization of purchased intangibles of approximately $3.2 million. Our full year guidance reflects our confidence in maintaining a high growth rate in 2017. We note, however, that several recurring factors affect our revenue recognition in the first half of the year compared to the second half of the year, as evidenced by our first quarter 2017 guidance. Because of the flexibility and scalability we provide in our products and customer contracts, we saw impacts from seasonality in 2016 that we expect to continue. We have a small, yet growing, number of customers on contracts requiring additional payment if they exceed their expected monthly agent usage, and we had some revenue from these contracts in the fourth quarter that is non-recurring. We also have customers who add flexible agents when they need more capacity during busy periods, especially in the fourth quarter, and then scale back again at the start of a new year. Though it is difficult to forecast, we believe that this seasonality will increase as we mature. We expect net cash from operating activities to be positive for the first half of the year, whereas we expect free cash flow to be negative during first half of the year. We estimate our net cash from operating activities and free cash flow to be positive for the full year 2017. This target regarding free cash flow includes cash used for purchases of property and equipment and internal-use software development costs. We have not reconciled free cash flow guidance to net cash from operating activities for this future period because we do not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on our free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the period is not available without unreasonable effort. Finally, we estimate we will have approximately 97.3 million weighted average shares outstanding for the first quarter of 2017 and 99.3 million weighted average shares outstanding for the full year of 2017, each based only on current shares outstanding and anticipated activity associated with equity incentive plans.

Zendesk Sharehoder Letter Q4 2016 - 16 Condensed consolidated statements of operations (In thousands, except per share data; unaudited) Three Months Ended December 31, Year Ended December 31, 2016 2015 2016 2015 Revenue $88,623 $62,646 $311,999 $208,768 Cost of revenue 25,582 19,693 93,900 67,184 Gross profit 63,041 42,954 218,099 141,584 Operating expenses: Research and development 24,383 19,098 91,067 62,615 Sales and marketing 47,566 34,328 166,987 114,052 General and administrative 16,222 13,920 64,371 47,902 Total operating expenses 88,171 67,346 322,425 224,569 Operating loss (25,130) (24,392) (104,326) (82,985) Other income (expense), net 775 (302) 1,520 (729) Loss before provision for (benefit from) income taxes (24,355) (24,694) (102,806) (83,714) Provision for (benefit from) income taxes 193 (216) 993 338 Net loss $(24,548) $(24,478) $(103,799) $(84,052) Net loss per share, basic and diluted $(0.26) $(0.27) $(1.11) $(0.99) Weighted-average shares used to compute net loss per share, basic and diluted 95,793 89,073 93,161 84,926

Zendesk Sharehoder Letter Q4 2016 - 17 Condensed consolidated balance sheets (In thousands, except par value; unaudited) December 31, 2016 December 31, 2015 Assets Current assets: Cash and cash equivalents $93,677 $216,226 Marketable securities 131,190 29,414 Accounts receivable, net of allowance for doubtful accounts of $1,269 and $763 as of December 31, 2016 and December 31, 2015, respectively 37,343 26,168 Prepaid expenses and other current assets 17,608 11,423 Total current assets 279,818 283,231 Marketable securities, noncurrent 75,168 22,336 Property and equipment, net 62,731 56,540 Goodwill and intangible assets, net 53,296 57,050 Other assets 4,272 3,529 Total assets $475,285 $422,686 Liabilities and stockholders’ equity Current liabilities: Accounts payable $4,555 $9,332 Accrued liabilities 19,106 9,742 Accrued compensation and related benefits 20,281 14,115 Deferred revenue 123,276 84,210 Total current liabilities 167,218 117,399 Deferred revenue, noncurrent 1,257 1,405 Other liabilities 7,382 10,592 Total liabilities 175,857 129,396     Stockholders’ equity: Preferred stock, par value $0.01 per share - - Common stock, par value $0.01 per share 971 905 Additional paid-in capital 624,026 511,183 Accumulated other comprehensive loss (5,197) (2,225) Accumulated deficit (319,720) (215,921) Treasury stock, at cost (652) (652) Total stockholders’ equity 299,428 293,290 Total liabilities and stockholders’ equity $475,285 $422,686

Condensed consolidated statements of cash flows

(In thousands; unaudited)

	Three Months Ended December 31,		Year Ended December 31,	
	2016	2015	2016	2015
Cash flows from operating activities				
Net loss	$(24,548)	$(24,478)	$(103,799)	$(84,052)
Adjustments to reconcile net loss to net cash provided by operating activities:				
Depreciation and amortization	7,506	6,072	27,506	19,744
Share-based compensation	17,444	15,497	73,779	52,556
Excess tax benefit from share-based award activity	(204)	(325)	(337)	(449)
Other	1,884	932	3,106	1,457
Changes in operating assets and liabilities:				
Accounts receivable	(26)	(1,908)	(11,808)	(14,989)
Prepaid expenses and other current assets	1,115	(1,349)	(6,286)	(5,510)
Other assets and liabilities	(2,058)	(1,582)	(3,887)	(3,204)
Accounts payable	(1,266)	3,936	(3,486)	2,017
Accrued liabilities	2,616	(57)	5,261	2,204
Accrued compensation and related benefits	5,243	4,061	6,055	1,706
Deferred revenue	12,822	9,482	38,418	33,853
Net cash provided by operating activities	20,528	10,281	24,522	5,333
Cash flows from investing activities				
Purchases of property and equipment	(8,153)	(8,758)	(20,647)	(22,989)
Internal-use software development costs	(1,997)	(1,157)	(6,310)	(4,705)
Purchases of marketable securities	(32,408)	(13,312)	(249,048)	(70,303)
Proceeds from maturities of marketable securities	15,719	6,557	39,690	36,982
Proceeds from sale of marketable securities	14,707	2,501	53,951	32,152
Cash paid for the acquisition of WAC, net of cash acquired	-	(42,758)	-	(42,758)
Cash paid for the acquisition of Zopim, net of cash acquired	-	-	-	(1,100)
Net cash used in investing activities	(12,132)	(56,927)	(182,364)	(72,721)
Cash flows from financing activities				
Proceeds from follow-on public offering, net of issuance costs	-	(16)	-	190,094
Proceeds from exercise of employee stock options	5,526	4,836	25,412	10,609
Proceeds from employee stock purchase plan	2,300	2,283	11,004	9,526
Taxes paid related to net share settlement of equity awards	(177)	(128)	(803)	(609)
Excess tax benefit from share-based award activity	204	325	337	449
Principal payments on debt	-	-	(323)	(6,952)
Principal payments on capital lease obligations	-	-	-	(10)
Net cash provided by financing activities	7,853	7,300	35,627	203,107
Effect of exchange rates changes on cash and cash equivalents	(161)	187	(334)	242
Net increase (decrease) in cash and cash equivalents	16,088	(39,159)	(122,549)	135,961
Cash and cash equivalents at the beginning of period	77,589	255,385	216,226	80,265
Cash and cash equivalents at the end of period	$93,677	$216,226	$93,677	$216,226

Zendesk Sharehoder Letter Q4 2016 - 18

Non-GAAP results

(In thousands, except per share data) The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this letter.

	Three Months Ended December 31,		Year Ended December 31,	
	2016	2015	2016	2015
Reconciliation of gross profit and gross margin				
GAAP gross profit	$63,041	$42,954	$218,099	$141,584
Plus: Share-based compensation	1,691	1,405	7,045	4,541
Plus: Employer tax related to employee stock transactions	106	31	383	175
Plus: Amortization of purchased intangibles	837	832	3,362	1,890
Plus: Amortization of share-based compensation capitalized in internal-use software	598	312	1,821	1,065
Non-GAAP gross profit	$66,273	$45,534	$230,710	$149,255
GAAP gross margin	71%	69%	70%	68%
Non-GAAP adjustments	4%	4%	4%	3%
Non-GAAP gross margin	75%	73%	74%	71%
Reconciliation of operating expenses				
GAAP research and development	$24,383	$19,098	$91,067	$62,615
Less: Share-based compensation	(6,535)	(5,930)	(27,083)	(19,414)
Less: Employer tax related to employee stock transactions	(756)	(69)	(1,559)	(415)
Non-GAAP research and development	$17,092	$13,099	$62,425	$42,786
GAAP research and development as percentage of revenue	28%	30%	29%	30%
Non-GAAP research and development as percentage of revenue	19%	21%	20%	20%
GAAP sales and marketing	$47,566	$34,328	$166,987	$114,052
Less: Share-based compensation	(5,263)	(4,604)	(23,043)	(14,759)
Less: Employer tax related to employee stock transactions	(768)	(174)	(1,342)	(474)
Less: Amortization of purchased intangibles	(104)	(103)	(418)	(346)
Non-GAAP sales and marketing	$41,431	$29,447	$142,184	$98,473
GAAP sales and marketing as percentage of revenue	54%	55%	54%	55%
Non-GAAP sales and marketing as percentage of revenue	47%	47%	46%	47%
GAAP general and administrative	$16,222	$13,920	$64,371	$47,902
Less: Share-based compensation	(3,955)	(3,559)	(16,608)	(13,842)
Less: Employer tax related to employee stock transactions	(123)	(73)	(586)	(387)
Less: Transaction costs related to acquisition	-	(708)	-	(998)
Non-GAAP general and administrative	$12,144	$9,580	$47,177	$32,675
GAAP general and administrative as percentage of revenue	18%	22%	21%	23%
Non-GAAP general and administrative as percentage of revenue	14%	15%	15%	16%

Zendesk Sharehoder Letter Q4 2016 - 19

(continued...)

Non-GAAP results

(In thousands, except per share data) The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this letter.

	Three Months Ended December 31,		Year Ended December 31,	
	2016	2015	2016	2015
Reconciliation of operating loss and operating margin				
GAAP operating loss	$(25,130)	$(24,393)	$(104,326)	$(82,985)
Plus: Share-based compensation	17,444	15,498	73,779	52,556
Plus: Employer tax related to employee stock transactions	1,753	347	3,870	1,451
Plus: Amortization of purchased intangibles	941	935	3,780	2,236
Plus: Transaction costs related to acquisition	-	708	-	998
Plus: Amortization of share-based compensation capitalized in internal-use software	598	312	1,821	1,065
Non-GAAP operating loss	$(4,394)	$(6,593)	$(21,076)	$(24,679)
GAAP operating margin	(28%)	(39%)	(33%)	(40%)
Non-GAAP adjustments	23%	28%	26%	28%
Non-GAAP operating margin	(5%)	(11%)	(7%)	(12%)
Reconciliation of net loss				
GAAP net loss	$(24,548)	$(24,478)	$(103,799)	$(84,052)
Plus: Share-based compensation	17,444	15,498	73,779	52,556
Plus: Employer tax related to employee stock transactions	1,753	347	3,870	1,451
Plus: Amortization of purchased intangibles	941	935	3,780	2,236
Plus: Transaction costs related to acquisition	-	708	-	998
Plus: Amortization of share-based compensation capitalized in internal-use software	598	312	1,821	1,065
Non-GAAP net loss	$(3,812)	$(6,678)	$(20,549)	$(25,746)
Reconciliation of net loss per share, basic and diluted				
GAAP net loss per share, basic and diluted	$(0.26)	$(0.27)	$(1.11)	$(0.99)
Non-GAAP adjustments to net loss	0.22	0.20	0.89	0.69
Non-GAAP net loss per share, basic and diluted	$(0.04)	$(0.07)	$(0.22)	$(0.30)
Weighted-average shares used to compute net loss per share, basic and diluted	95,793	89,073	93,161	84,926
Computation of free cash flow				
Net cash provided by operating activities	$20,528	$10,281	$24,522	$5,333
Less: purchases of property and equipment	(8,153)	(8,758)	(20,647)	(22,989)
Less: internal-use software development costs	(1,997)	(1,157)	(6,310)	(4,705)
Free cash flow	$10,378	$366	$(2,435)	$(22,361)

Zendesk Sharehoder Letter Q4 2016 - 20

Zendesk Sharehoder Letter Q4 2016 - 21 About Zendesk Zendesk builds software for better customer relationships. It empowers organizations to im- prove customer engagement and better understand their customers. More than 94,000 paid customer accounts in over 150 countries and territories use Zendesk products. Based in San Francisco, Zendesk has operations in the United States, Europe, Asia, Australia, and South America. Learn more at www.zendesk.com. Forward-Looking Statements This press release contains forward-looking statements, including, among other things, statements regarding Zendesk’s future financial performance, its continued investment to grow its business, and progress towards its long-term financial objectives. The words such as “may,” “should,” “will,” “believe,” “expect,” “anticipate,” “target,” “project,” and similar phrases that denote future expectation or intent regarding Zendesk’s financial results, operations, and other matters are intended to identify forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause Zendesk’s actual results, performance, or achievements to differ materially, including (i) adverse changes in general economic or market conditions; (ii) Zendesk’s ability to adapt its products to chang- ing market dynamics and customer preferences or achieve increased market acceptance of its products; (iii) Zendesk’s expectation that the future growth rate of its revenues will decline, and that, as its costs increase, Zendesk may not be able to generate sufficient revenues to achieve or sustain profitability; (iv) Zendesk’s limited operating history, which makes it difficult to evaluate its prospects and future operating results; (v) Zendesk’s ability to effectively manage its growth and organizational change; (vi) the market in which Zendesk operates is intensely competitive, and Zendesk may not compete effectively; (vii) the development of the market for software as a service business software applications; (viii) Zendesk’s ability to in- troduce and market new products and to support its products on a shared services platform; (ix) breaches in Zendesk’s security measures or unauthorized access to its customers’ data; (x) service interruptions or performance problems associated with Zendesk’s technology and infrastructure; (xi) real or perceived errors, failures, or bugs in its products; (xii) Zendesk’s substantial reliance on its customers renewing their subscriptions and purchasing additional subscriptions; and (xiii) Zendesk’s ability to effectively expand its sales capabilities. The forward-looking statements contained in this press release are also subject to additional risks, uncertainties, and factors, including those more fully described in Zendesk’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that Zendesk makes with the Securities and Exchange Commission from time to time, including its Annual Report on Form 10-K for the year ended December 31, 2016. Forward-looking statements represent Zendesk’s management’s beliefs and assumptions only as of the date such statements are made. Zendesk undertakes no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unantici- pated events, except as required by law. About Non-GAAP Financial Measures To provide investors and others with additional information regarding Zendesk’s results, the following non-GAAP financial measures were disclosed: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP operating loss and operating margin, non-GAAP net loss, non-GAAP net loss per share, basic and diluted, and free cash flow. Specifically, Zendesk excludes the following from its historical and prospective non-GAAP financial measures, as applicable: Share-based Compensation and Amortization of Share-based Compensation Capitalized in Internal-use Software: Zendesk utilizes share-based compensation to attract and retain employees. It is principally aimed at aligning their interests with those of its stockholders and at long-term retention, rather than to address operational performance for any particular period. As a result, share-based compensation expenses vary for reasons that are generally unrelated to financial and operational performance in any particular period. Employer Tax Related to Employee Stock Transactions: Zendesk views the amount of employer taxes related to its employee stock transactions as an expense that is dependent on its stock price, employee exercise and other award disposition activity, and other factors that are beyond Zendesk’s control. As a result, employer taxes related to its employee stock transactions vary for reasons that are generally unrelated to financial and operational perfor- mance in any particular period. Amortization of Purchased Intangibles and Acquisition Related Expenses: Zendesk views amortization of purchased intangible assets, including the amortization of the cost associated with an acquired entity’s developed technology, as items arising from pre-acquisition activi- ties determined at the time of an acquisition. While these intangible assets are evaluated for impairment regularly, amortization of the cost of purchased intangibles is an expense that is not typically affected by operations during any particular period. Zendesk views acquisition related expenses as events that are not necessarily reflective of operational performance during a period. In particular, Zendesk believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses. Zendesk provides disclosures regarding its free cash flow, which is defined as net cash from operating activities, less purchases of property and equipment and internal-use software development costs. Zendesk uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures and capitalized software development costs. Zendesk believes that informa- tion regarding free cash flow provides investors with an important perspective on the cash available to fund ongoing operations. Zendesk’s disclosures regarding its expectations for its non-GAAP operating margin include adjustments to its expectations for its GAAP operating margin that exclude the expected share-based compensation and related expenses and amortization of purchased intangibles excluded from its expectations for non-GAAP operating loss as compared to its expectation for GAAP operating loss for the same period. Zendesk’s disclosures regarding its expectations for its non-GAAP gross margin include adjustments to its expectations for its GAAP gross margin that exclude share-based com- pensation and related expenses in Zendesk’s cost of revenue and amortization of purchased intangibles related to developed technology. The share-based compensation and related expenses excluded due to such adjustments are primarily comprised of the share-based compensation and related expenses for employees associated with Zendesk’s platform infrastructure, product support, and professional service organizations.

Zendesk Sharehoder Letter Q4 2016 - 22 Zendesk does not provide a reconciliation of its non-GAAP gross margin guidance to GAAP gross margin for future periods because Zendesk does not provide guidance on the rec- onciling items between GAAP gross margin and non-GAAP gross margin, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s non-GAAP gross margin and, accordingly, a reconciliation of GAAP gross margin to non-GAAP gross margin guidance for the period is not available without unreasonable effort. Zendesk uses non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes. Zendesk’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Zendesk presents such non-GAAP financial measures in reporting its financial results to provide inves- tors with an additional tool to evaluate Zendesk’s operating results. Zendesk believes these non-GAAP financial measures are useful because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making. This allows investors and others to better understand and evaluate Zendesk’s operating results and future prospects in the same manner as management. Zendesk’s management believes it is useful for itself and investors to review, as applicable, both GAAP information that may include items such as share-based compensation and related expenses, amortization of purchased intangibles, transaction costs related to acqui- sitions, and the non-GAAP measures that exclude such information in order to assess the performance of Zendesk’s business and for planning and forecasting in subsequent periods. When Zendesk uses such a non-GAAP financial measure with respect to historical periods, it provides a reconciliation of the non-GAAP financial measure to the most closely compara- ble GAAP financial measure. When Zendesk uses such a non-GAAP financial measure in a forward-looking manner for future periods, and a reconciliation is not determinable without unreasonable effort, Zendesk provides the reconciling information that is determinable without unreasonable effort and identifies the information that would need to be added or subtracted from the non-GAAP measure to arrive at the most directly comparable GAAP measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above. About Operating Metrics Zendesk reviews a number of operating metrics to evaluate its business, measure per- formance, identify trends, formulate business plans, and make strategic decisions. These include the number of paid customer accounts on Zendesk Support, Zendesk Chat, and its other products, dollar-based net expansion rate, monthly recurring revenue represented by its churned customers, and the percentage of its monthly recurring revenue from Support originating from customers with more than 100 agents on Support. Zendesk defines the number of paid customer accounts at the end of any particular period as the sum of (i) the number of accounts on Support, exclusive of its legacy Starter plan, free trials or other free services, (ii) the number of accounts using Chat, exclusive of free trials or other free services, and (iii) the number of accounts on all of its other products, exclusive of free trials and other free services, each as of the end of the period and as identified by a unique account identifier. Use of Support, Chat, and Zendesk’s other products requires separate subscriptions and each of these accounts are treated as a separate paid customer account. Existing customers may also expand their utilization of Zendesk’s products by adding new accounts and a single consolidated organization or customer may have multiple accounts across each of Zendesk’s products to service separate subsidiaries, divisions, or work processes. Each of these accounts is also treated as a separate paid customer account. Zendesk’s dollar-based net expansion rate provides a measurement of its ability to increase revenue across its existing customer base through expansion of authorized agents asso- ciated with a paid customer account, upgrades in subscription plans, and the purchase of additional products as offset by churn, contraction in authorized agents associated with a paid customer account, and downgrades in subscription plans. Zendesk’s dollar-based net expansion rate is based upon monthly recurring revenue for a set of paid customer accounts on its products. Monthly recurring revenue for a paid customer account is a legal and contractual determination made by assessing the contractual terms of each paid customer account, as of the date of determination, as to the revenue Zendesk expects to generate in the next monthly period for that paid customer account, assuming no changes to the subscription and without taking into account any one-time discounts or any platform usage above the subscription base, if any, that may be applicable to such subscription. Monthly recurring revenue is not determined by reference to historical revenue, deferred revenue, or any other United States generally accepted accounting principles, or GAAP, financial measure over any period. It is forward-looking and contractually derived as of the date of determination. Zendesk calculates its dollar-based net expansion rate by dividing the retained revenue net of contraction and churn by Zendesk’s base revenue. Zendesk defines its base revenue as the aggregate monthly recurring revenue across its products for customers with paid customer accounts on Support or Chat as of the date one year prior to the date of calcula- tion. Zendesk defines the retained revenue net of contraction and churn as the aggregate monthly recurring revenue across its products for the same customer base included in the measure of base revenue at the end of the annual period being measured. The dollar-based net expansion rate is also adjusted to eliminate the effect of certain activities that Zendesk identifies involving the transfer of agents between paid customer accounts, consolidation of customer accounts, or the split of a single paid customer account into multiple paid customer accounts. In addition, the dollar-based net expansion rate is adjusted to include paid customer accounts in the customer base used to determine retained revenue net of con- traction and churn that share common corporate information with customers in the customer base that are used to determine the base revenue. Giving effect to this consolidation results in Zendesk’s dollar-based net expansion rate being calculated across approximately 79,600 customers, as compared to the approximately 94,300 total paid customer accounts as of December 31, 2016. To the extent that Zendesk can determine that the underlying customers do not share common corporate information, Zendesk does not aggregate paid customer accounts associated with reseller and other similar channel arrangements for the purposes of determining its dollar-based net expansion rate. While not material, Zendesk believes the failure to account for these activities would otherwise skew the dollar-based net expansion metrics associated with customers that maintain multiple paid customer accounts across its products and paid customer accounts associated with reseller and other similar channel arrangements. Zendesk does not currently incorporate operating metrics associated with its analytics product into its measurement of dollar-based net expansion rate. For a more detailed description of how Zendesk calculates its dollar-based net expansion rate, please refer to Zendesk’s periodic reports filed with the Securities and Exchange Commission.

Zendesk calculates its monthly recurring revenue represented by its churned customers on an annualized basis by dividing base revenue associated with paid customer accounts on Support that churn, either by termination of the subscription or failure to renew, during the annual period being measured, by Zendesk's base revenue. Zendesk's monthly recurring revenue represented by its churned customers excludes expansion or contraction associated with paid customer accounts on Support and the effect of upgrades or downgrades in subscription plan. The monthly recurring revenue represented by its churned customers is adjusted to exclude paid customer accounts that churned from the customer base used that share common corporate information with customer accounts that did not churn from the customer base during the annual period being measured. While not material, Zendesk believes the failure to make this adjustment could otherwise skew the monthly recurring revenue represented by its churned customers as a result of customers that maintain multiple paid customer accounts on Support.

Zendesk's percentage of monthly recurring revenue from Support that is generated by customers with 100 or more agents on Support is determined by dividing the monthly recurring revenue from Support for paid customer accounts with more than 100 agents on Support as of the measurement date by the monthly recurring revenue from Support for all paid customer accounts on Support as of the measurement date. Zendesk determines the customers with 100 or more agents on Support as of the measurement date based on the number of activated agents on Support at the measurement date and includes adjustments to aggregate paid customer accounts that share common corporate information.

Zendesk determines the annualized value of a contract by annualizing the monthly recurring revenue for such contract.

Zendesk does not currently incorporate operating metrics associated with products other than Support into its measurement of monthly recurring revenue represented by its churned customers or the percentage of monthly recurring revenue from Support that is generated by customers with 100 or more agents on Support.

Zendesk's freemium plans include its legacy Starter plan for Support, its Lite plan for Chat, and its Inbox service for facilitating and simplifying email collaboration on group email aliases. Zendesk believes these services provide exposure to its brand and establish a relationship that can facilitate further adoption of Support and Chat as organizations grow in size and their service needs grow more complex. A customer account on Zendesk's freemium plans is considered active based on whether functionality of the service has been utilized within the 90-day period preceding the measurement date. A single consolidated organization or customer may have multiple freemium customer accounts across each of Support, Chat, and Zendesk's Inbox service. Each of these accounts is treated as a separate customer account on Zendesk's freemium products.

About Customer Metrics

	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016
Paid customer accounts on Zendesk Support (approx.)	35,700	39,900	43,700	47,400	50,800
+ Paid customer accounts on Zendesk Chat (approx.)	33,400	35,700	37,800	40,000	41,300
+ Paid customer accounts on other Zendesk products (approx.)	-	800	1,300	1,700	2,200
= Approximate number of paid customer accounts	69,100	76,400	82,800	89,100	94,300

Source and contact: Zendesk, Inc.

Investor Contact

Marc Cabi, +1 415-852-3877

ir@zendesk.com

Media Contact

Heather Meeker, +1 415-310-9551

press@zendesk.com

Zendesk Sharehoder Letter Q4 2016 - 23

Zendesk Sharehoder Letter Q4 2016 - 24